Exhibit 99.1

O’SULLIVAN RECEIVES COURT CONFIRMATION
OF PLAN OF REORGANIZATION

–   Company Expects to Emerge from Bankruptcy within the next few Weeks
–   Secures $50 Million Exit Financing Commitment

ROSWELL, GA, March 16, 2006 – O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock – OSULP.PK) announced today that its amended Plan of Reorganization (the “Plan”) was confirmed by the U.S. Bankruptcy Court for the Northern District of Georgia, allowing the company to emerge from bankruptcy within the next few weeks.

As previously announced, the Plan, which was supported by an overwhelming percentage of the creditors who voted, calls for a cash payment for general unsecured creditors and a potential additional settlement for all vendors and utility providers who elected to participate, a warrant offering for the senior subordinated noteholders, and the conversion of senior secured notes into substantially all of the equity of the reorganized company, along with $10 million of new junior secured notes.

O’Sullivan also announced that it has received a commitment to secure up to $50 million in exit financing from Wachovia Bank. The revolving credit facility, which will be secured by substantially all the assets of the company, will support the implementation of the Plan and provide working capital for the company’s on-going operations.

“The Plan confirmation and exit financing paves the way for us to emerge from bankruptcy in a very short time. This restructuring is an exciting step in the continued execution of our strategy,” said Rick Walters, Interim CEO.

About O’Sullivan Industries

O’Sullivan has been in business since 1954. The company designs, manufactures and distributes ready-to-assemble furniture and related products, including a growing line of desks, computer work centers, home entertainment centers, bookcases, shelving, stands for televisions and audio equipment, bedroom furniture pieces, garage storage units and commercial furniture. The majority of O’Sullivan products are sold through large retailers and office supply stores. O’Sullivan employs approximately 1,200 people, primarily at production facilities in Lamar, Missouri, and South Boston, Virginia. The company has its headquarters in the Atlanta suburb of Roswell. On Friday, October 14, 2005, O’Sullivan Industries Holdings, Inc., and certain of its direct and indirect subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code.

Safe Harbor Statement

Certain statements in this press release that are not historical facts may be “forward looking statements.” Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors involving risks and uncertainties beyond O’Sullivan’s control that could cause actual events to differ materially from those expressed or implied in such statement. Such factors include O’Sullivan’s ability to maintain adequate liquidity and to operate pursuant to the terms of its DIP credit agreement; O’Sullivan’s ability to obtain court approvals with respect to motions in the Chapter 11 proceedings; O’Sullivan’s ability to prosecute, confirm and consummate a plan of reorganization; O’Sullivan’s ability to obtain and maintain normal terms with vendors and service providers; O’Sullivan’s ability to fund and execute its business plan; O’Sullivan’s success with its liquidity improvement initiatives and the ability to obtain any necessary waivers from lenders; as well as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those projected by management. O’Sullivan disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. Please review O’Sullivan’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

For more information, contact:
Rick Walters – 678-939-0800
Interim CEO, Executive Vice President & CFO